Filed Pursuant to Rule 424(b)(3)

Commission File No. 333-265676

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated June 26, 2023)

ATHENA GOLD CORPORATION

10,556,286 Shares of Common Stock

This prospectus relates to the resale by certain Selling Securityholders (“Selling Securityholders”) of an aggregate of 10,556,286 shares (the “Shares”) of common stock, $0.0001 par value, of Athena Gold Corp., a Delaware Corporation (“Athena” or the “Company”) (the “Common Stock”). The Selling Securityholders were investors in the Company’s 2022 and 2023 private offerings of Units (“Units”), each Unit consisting of one share of Common Stock and one Warrant, each Warrant exercisable for two years to purchase one additional share of Common Stock (the “Warrant Shares” or “Warrant Stock”) at an exercise price of CAD$0.12 per share for the 2022 private offering and CAD$0.10 per share for the 2023 private offering.

The Company will not receive any proceeds from the resale of Common Stock and Warrant Stock by the Selling Securityholders. The Company will receive the proceeds from the exercise of the Warrants to purchase the Warrant Stock.

The Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. The Selling Securityholders may sell or otherwise dispose of the Common Stock and Warrant Stock covered by this prospectus on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Additional information about the Selling Securityholders and the times and manner in which they may offer and sell shares of Common Stock under this prospectus is provided in the sections entitled “Selling Securityholders” and “Plan of Distribution” of this prospectus. Additional information about Selling Securityholders and the manner in which they may engage in resales of the Common Stock and Warrant Stock under this prospectus is provided in the section entitled “Selling Securityholders and Plan of Distribution.” The Common Stock is quoted on the OTCQB under the symbol “AHNR” and traded on the Canadian Stock Exchange under the symbol “ATHA”. The closing price of our Common Stock as quoted on the OTCQB August __, 2023 was $ 0.______ per share.

Recent Developments

We have attached to this prospectus supplement the Quarterly Report on Form 10-Q of Athena Gold Corporation for the quarterly period ended June 30, 2023 filed on August 14, 2023. The attached information updates and supplements, and should be read together with, the Issuers’ prospectus dated June 26, 2023, as supplemented from time to time.

We are an “emerging growth company,” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 8 of this prospectus before deciding whether to invest in the Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2023

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2023

☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number: 000-51808

ATHENA GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0775276 (IRS Employer Identification Number)

2010A Harbison Drive #312, Vacaville, CA (Address of principal executive offices)	95687 (Zip Code)

Registrant's telephone number, including area code: (707) 291-6198

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

On August 11, 2023, there were 150,591,400 shares of the registrant’s common stock, $.0001 par value, outstanding.

3

PART I. FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENTS

ATHENA GOLD CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

	6/30/23	12/31/22
Assets

Current assets
Cash	$316,968	$15,075
Prepaid expenses	76,000	32,200
Total current assets	392,968	47,275

Other assets
Mineral Rights	6,196,114	6,196,114
Total other assets	6,196,114	6,196,114

Total assets	$6,589,082	$6,243,389

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$213,571	$143,939
Accounts payable - related party	58,043	30,006
Note payable	52,070	106,210
Total current liabilities	323,684	280,155

Long term liabilities
Warrant liability	1,172,527	999,820
Total long term liabilities	1,172,527	999,820

Total liabilities	1,496,211	1,279,975

Stockholders' equity
Preferred stock, $.0001 par value, 5,000,000 shares authorized, none outstanding	–	–
Common stock - $0.0001 par value; 250,000,000 shares authorized, 150,591,400 issued and outstanding as of June 30, 2023, 136,091,400 issued and outstanding as of December 31, 2022	15,059	13,609
Additional paid in capital	16,818,904	16,652,603
Accumulated deficit	(11,741,092)	(11,702,798)

Total stockholders' equity	5,092,871	4,963,414

Total liabilities and stockholders' equity	$6,589,082	$6,243,389

See accompanying notes to the unaudited financial statements.

4

ATHENA GOLD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/23	6/30/22	6/30/23	6/30/22

Operating expenses
Exploration, evaluation and project expenses	$187,429	$113,497	$204,197	$306,063
General and administrative expenses	120,993	95,862	261,457	233,450
Total operating expenses	308,422	209,359	465,654	539,513

Net operating loss	(308,422)	(209,359)	(465,654)	(539,513)

Revaluation of warrant liability	30,667	(623,776)	427,360	(31,678)
Net loss	$(277,755)	$(833,135)	$(38,294)	$(571,191)

Weighted average common shares outstanding – basic and diluted	146,926,565	124,798,260	141,538,914	122,342,125

Income per common share – basic and diluted	$(0.00)	$(0.01)	$(0.00)	$(0.00)

See accompanying notes to the unaudited financial statements.

5

ATHENA GOLD CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total

December 31, 2021	119,858,700	$11,986	$16,056,561	$(11,019,140)	$5,049,407
Stock based compensation	–	–	11,888	–	11,888
Net income	–	–	–	261,944	261,944
March 31, 2022	119,858,700	$11,986	$16,068,449	$(10,757,196)	$5,323,239

Private placement	6,250,000	625	393,457	–	394,082
Warrant liability	–	–	(203,838)	–	(203,838)
Common stock issued for mineral property	500,000	50	34,950	–	35,000
Stock based compensation	–	–	11,888	–	11,888
Net loss	–	–	–	(833,135)	(833,135)
June 30, 2022	126,608,700	$12,661	$16,304,906	$(11,590,331)	$4,727,236

December 31, 2022	136,091,400	13,609	16,652,603	(11,702,798)	4,963,414
Stock based compensation	–	–	22,000	–	22,000
Net income	–	–	–	239,461	239,461
March 31, 2023	136,091,400	$13,609	$16,674,603	$(11,463,337)	$5,224,875

Private placement	14,500,000	1,450	742,710	–	744,160
Warrant liability	–	–	(600,067)	–	(600,067)
Stock based compensation	–	–	1,658	–	1,658
Net loss	–	–	–	(277,755)	(277,755)
June 30, 2023	150,591,400	$15,059	$16,818,904	$(11,741,092)	$5,092,871

See accompanying notes to the unaudited financial statements.

6

ATHENA GOLD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	6/30/23	6/30/22

Cash flows from operating activities
Net loss	$(38,294)	$(571,191)
Adjustments to reconcile net loss to net cash used in operating activities
Revaluation of warrant liability	(427,360)	31,678
Share based compensation	23,658	23,776
Change in operating assets and liabilities:
Prepaid expense	(43,800)	42,199
Accounts payable	69,632	41,212
Accounts payable - related party	28,037	–

Net cash used in operating activities	(388,127)	(432,326)

Cash flows from investing activities
Purchase of mineral properties	–	(3,114)

Net cash used in investing activities	–	(3,114)

Cash flows from financing activities
Proceeds from related parties	25,000	75,000
Payments on notes payable	(54,140)	–
Proceeds from private placement of stock	719,160	319,082

Net cash provided by financing activities	690,020	394,082

Net decrease in cash	301,893	(41,358)

Cash, beginning of period	15,075	72,822

Cash, end of period	$316,968	$31,464

Supplemental disclosure of cash flow information
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Noncash investing and financing activities
Stock issued to payoff note payable	$25,000	$75,000
Common stock issued for mineral properties	$–	$35,000
Related party note payable for mineral property	$–	$26,100
Warrant liability	$600,067	$203,838

See accompanying notes to the unaudited financial statements.

7

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Nature of Business and Summary of Significant Accounting Policies

Nature of Operations

Athena Gold Corporation (“we,” “our,” “us,” or “Athena”) is engaged in the acquisition and exploration of mineral resources. We were incorporated in Delaware on December 23, 2003 and began our mining operations in 2010.

In December 2009, we formed and organized a wholly-owned subsidiary, Athena Minerals, Inc. (“Athena Minerals”) which owns and operates mining interests and property in California. On December 31, 2020 we sold the subsidiary to Mr. John Gibbs, a related party, in a non-cash exchange.

The Company’s properties do not have any reserves. The Company plans to conduct exploration programs on these properties with the objective of ascertaining whether any of its properties contain economic concentrations of precious and base metals that are prospective for mining.

Basis of Presentation

We prepared these interim financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying unaudited interim financial statements have been prepared in accordance with GAAP for interim financial information and in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 2023 are not necessarily indicative of the results for the full year. While we believe that the disclosures presented herein are adequate and not misleading, these interim consolidated financial statements should be read in conjunction with the audited financial statements and the footnotes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2022.

Foreign Currency Translation

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. The Company has not entered any contracts to manage foreign exchange risk.

The functional currency of the Company is the US dollar; therefore, the Company is exposed to currency risk from financial assets and liabilities denominated in Canadian dollars.

Recent Accounting Pronouncements

The Company is not aware of any recent accounting pronouncements expected to have a material impact on the consolidated financial statements.

8

Liquidity and Going Concern

Our financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern.

At June 30, 2023, we had not yet achieved profitable operations and we have accumulated losses of approximately $12,000,000 since our inception. We expect to incur further losses in the development of our business, all of which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due.

Impairment of Long-lived Assets

We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including mineral rights, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Notes Payable - Related Party

Related party payables are classified as current liabilities as the note holders are control persons and have the ability to control the repayment dates of the notes.

Exploration Costs

Mineral exploration costs are expensed as incurred. When it has been determined that it is economically feasible to extract minerals and the permitting process has been initiated, exploration costs incurred to further delineate and develop the property are considered pre-commercial production costs and will be capitalized and included as mine development costs in our consolidated balance sheets.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). This ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

The estimated fair value of each stock option as of the date of grant was calculated using the Black-Scholes pricing model. The Company estimates the volatility of its common stock at the date of grant based on Company stock price history. The Company determines the expected life based on the simplified method given that its own historical share option exercise experience does not provide a reasonable basis for estimating expected term. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The shares of common stock subject to the stock-based compensation plan shall consist of unissued shares, treasury shares or previously issued shares held by any subsidiary of the Company, and such number of shares of common stock are reserved for such purpose.

9

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

Level 1 -   Valuation based on quoted market prices in active markets for identical assets and liabilities.

Level 2 -   Valuation based on quoted market prices for similar assets and liabilities in active markets.

Level 3 -   Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

The fair value of cash, receivables and accounts payable approximates their carrying values due to their short term to maturity. The warrant liabilities are measured using level 3 inputs (Note 4).

Loss per Common Share

The Company incurred a net loss for the three and six months ended June 30, 2023 and 2022, respectively. In periods where the Company has a net loss, all common stock equivalents are excluded as they would be anti-dilutive. As of June 30, 2023, there were 5,230,000 options and 39,482,053 warrants. As of June 30, 2022, there were 2,000,000 options and 15,608,700 warrants.

Note 2 – Mineral Rights - Excelsior Springs

Effective December 27, 2021 (“Effective Date”), the Company simultaneously executed and consummated a definitive Share Purchase Agreement (the “SPA”) with Nubian Resources, Ltd. (“Nubian”). The SPA was the result of a previously disclosed Option Agreement with Nubian dated as of December 11, 2020, as amended by First Amendment to Option Agreement dated November 10, 2021 (the “Option”). While the Option granted the Company the right to acquire up to a 100% interest in the mining claims comprising the Excelsior Springs Prospect (the “Property”) located in Esmerelda County, Nevada, the Company and Nubian agreed to restructure the transaction so that the Company purchased 100% of the issued and outstanding shares of common stock of Nubian Resources USA, Ltd (“Nubian USA”), a wholly-owned subsidiary of Nubian which held the Property. By purchasing 100% of Nubian USA, the Company effectively acquired the remaining 90% interest in the Property through the issuance of 45,000,000 shares, the Company having previously acquired a 10% interest in the Property in December 2020 with the issuance of 5,000,000 shares. The 50 million shares issued to Nubian were issued as “restricted securities” under the Securities Act of 1933, as amended (“Securities Act”).

The mineral property was valued at the December 31, 2021, the closing date for the SPA with a stock price of $0.13, resulting in a fair value consideration of $5,850,000 for the 45,000,000 shares issued. The transaction does not constitute a business combination in accordance with ASC 805, which defines a business as an integrated set of activities and assets capable of being conducted and managed for the purposes of providing a return to investors or other participants and that a business consists of inputs and processes applied to those inputs that have the ability to contribute to the creation of outputs. Management has determined that the acquired assets do not contain processes sufficient to constitute a business in accordance with ASC 805. The transaction represents the acquisition of assets in exchange for the assumption of liabilities and the issuance of share-based payments.

On June 9, 2022, the Company entered into an Acquisition Agreement (the “Agreement”) to purchase an undivided 100% interest in the Fortunatus and Prout patented lode mining claims in Esmeralda County, Nevada $185,000. The Agreement was completed in July 2022 with the following terms:

•	$25,000 will be settled in cash (Paid July 2022)

•	$35,000 of the purchase price settled by the issuance of 500,000 shares of the Company’s common stock (Issued); and

•	$125,000 will be settled by a loan, repayable by the Company in quarterly installments of $25,000, beginning November 13, 2022 (paid), and continuing until October 13, 2023, at which time the entire remaining unpaid principal balance will be payable.

10

Note 3 – Common Stock and Warrants

In April 2023 the Company completed a private placement in which we sold 14,500,000 units. Each unit was priced at C$0.07 and consisted of one share of the Company’s common stock and one stock purchase warrant granting the holder the right to purchase one additional share of common stock at a price of C$0.10. The warrants expire April 24, 2025. All securities issued in connection with the offering are subject to restrictions on resale in Canada and the United States pursuant to applicable securities laws and the policies of any applicable stock exchange. An additional 220,303 broker warrants were granted to a Canadian broker and C$7,921 as a placement fee. We realized total proceeds of $744,160 net of offering costs. During January 2023, the Company executed a promissory note with John Gibbs for $25,000. In April 2023, the Company issued 357,143 shares out of 1,428,571 shares of common stock in April 2023 at C$0.07 per share as a part of the private placement offering to settle $25,000 of notes payable to Mr. Gibbs.

During August, September and October 2022, the Company completed the private placement of four tranches (August 12, 2022; August 31, 2022; September 14, 2022; October 28, 2022) in which we sold 8,807,700 units. Each unit was priced at C$0.08 and consisted of one share of the Company’s common stock and one stock purchase warrant granting the holder the right to purchase one additional share of common stock at a price of C$0.12. The warrants expire 24 months from issue date. All securities issued in connection with the offering are subject to restrictions on resale in Canada and the United States pursuant to applicable securities laws and the policies of any applicable stock exchange. An additional 184,350 broker warrants were granted along with C$14,748 to brokers as a placement fee. We realized total proceeds of C$689,868 net of offering costs. In June 2022, the Company executed a promissory note with John Gibbs for $26,100 at 6% that is payable on demand as part payment for mineral property in escrow. In September 2022, the Company issued 443,110 shares of common stock as a part of the private placement offering to settle $26,100 of notes payable and $463 of accrued interest to Mr. Gibbs.

In April 2022 the Company completed a private placement in which we sold 6,250,000 units. Each unit was priced at C$0.08 and consisted of one share of the Company’s common stock and one stock purchase warrant granting the holder the right to purchase one additional share of common stock at a price of C$0.15. The warrants expire April 13, 2025. All securities issued in connection with the offering are subject to restrictions on resale in Canada and the United States pursuant to applicable securities laws and the policies of any applicable stock exchange. An additional 70,000 broker warrants were granted to a Canadian broker as a placement fee. We realized total proceeds of $394,082 net of offering costs. During March 2022, the Company executed two promissory notes with John Gibbs for $50,000 and $25,000 at 6% that is payable on demand. In April 2022, the Company issued 1,181,250 shares out of 3,375,000 shares of common stock in April 2022 at C$0.08 per share as a part of the private placement offering to settle $75,000 of notes payable to Mr. Gibbs.

The warrants have an exercise price in Canadian dollars while the Company’s functional currency is US dollars. Therefore, in accordance with ASU 815 - Derivatives and Hedging, the warrants have a derivative liability value. Outstanding subscription warrants were valued as of June 30, 2023, with various inputs using a Black Scholes model, broker warrants are valued at the time of issuance. The following is a summary of warrants issued and outstanding as of June 30, 2023:

Date Issued	Date Expired	Exercise Price (CAD)	Valuation	Volatility	Warrants Issued

Subscription Warrants
5/25/2021	5/31/2024	$0.15	$100,510	102%	6,250,000
9/30/2021	5/31/2024	$0.15	50,783	102%	3,108,700
4/14/2022	4/13/2025	$0.15	206,512	120%	6,250,000
8/12/2022	8/12/2024	$0.12	79,562	106%	3,247,500
8/31/2022	8/31/2024	$0.12	56,809	104%	2,300,000
9/14/2022	9/14/2024	$0.12	71,399	107%	2,760,200
10/24/2022	10/24/2024	$0.12	14,947	115%	500,000
4/24/2023	4/24/2025	$0.10	592,005	119%	14,500,000

Broker Warrants
9/30/2021	9/30/2023	$0.15			91,000
4/14/2022	4/13/2025	$0.15			70,000
8/31/2022	8/31/2024	$0.12			104,250
9/14/2022	9/14/2024	$0.12			80,100
4/24/2023	4/24/2025	$0.10			220,303
			$1,172,527		39,482,053

11

The following is a summary of warrants exercised, issued and expired:

Total

Balance at December 31, 2021	9,623,510
Exercised	0
Issued	15,312,050
Expired	0
Balance at December 31, 2022	24,935,560
Exercised	0
Issued	14,720,303
Expired	(173,810)
Balance at June 30, 2023	39,482,053

Note 4 – Share Based Compensation

On January 16, 2023, the Company granted 250,000 options at a price of $0.0675 pursuant to the terms of the Company’s Stock Option Plan. The options were issued to a consultant to the Company. The options were valued at $13,267 on the grant date and 50% vested on grant date with the remaining 50% vesting one year from grant date. Stock-Based Compensation (SBC) expense totaling $9,396 for the six months ending June 30, 2023.

On October 12, 2022, the Company granted 2,250,000 options at a price of $0.06 pursuant to the terms of the Company’s Stock Option Plan. The options were issued to five individuals, the CEO, CFO, and three Directors of the Company. The options were valued at $106,109 and charged to SBC expense on the grant date and 100% vested.

On August 24, 2022, the Company granted 730,000 options at a price of $0.06 pursuant to the terms of the Company’s Stock Option Plan. The options were issued to a consultant to the Company. The options were valued at $43,456 and charged to SBC expense on the grant date and 100% vested.

On March 22, 2021, the Company granted 2,000,000 options at a price of $0.09 to four individuals, three Directors of the Company, the other a consultant to the Company. The options vest 50% upon issuance, and 25% on each of the first and second anniversaries of the grant date. The options were valued at $190,202 on the grant date and 50% vested on grant date with 25% vesting one year from grant date and the remaining 25% vesting two years from grant date. SBC expense totaling $14,262 for the six months ending June 30, 2023.

A summary of the stock options as of June 30, 2023, and changes during the periods are presented below:

							SBC Expense - 6 Months Ending
Grant Date	Expiration Date	Exercise Price	Valuation	Volatility	Options Granted	Expected Life (Yrs)	6/30/2023	6/30/2022

3/22/2021	3/22/2026	$0.0900	$190,202	211%	2,000,000	3.4	$14,262	$23,776
8/24/2022	8/24/2032	$0.0600	$43,456	178%	730,000	5.5	0	0
10/12/2022	10/12/2032	$0.0600	$106,109	162%	2,250,000	5.5	0	0
1/16/2023	1/16/2028	$0.0675	$13,267	174%	250,000	3.3	9,396	0
							$23,658	$23,776

12

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	(Years)	Value
Balance at December 31, 2021	2,000,000	$0.09	4.2	$80,000
Exercised	0	0	0	0
Issued	2,980,000	0.06	10.0	0
Canceled	0	0	0	0
Balance at December 31, 2022	4,980,000	0.07	7.1	0
Exercised	0	0	0	0
Issued	250,000	0.068	5.0	0
Canceled	0	0	0	0
Balance at June 30, 2023	5,230,000	0.07	6.5	0
Options exercisable at June 30, 2023	5,105,000	0.07	6.6	0

Note 5 – Commitments and Contingencies

We are subject to various commitments and contingencies.

Note 6 – Related Party Transactions

Conflicts of Interests

Magellan Gold Corporation (“Magellan”) is a company under common control. Mr. John Gibbs is a significant shareholder in both Athena and Magellan. Athena and Magellan are both involved in the business of acquisition and exploration of mineral resources.

Silver Saddle Resources, LLC (“Silver Saddle”) is also a company under common control. Mr. Power and Mr. Gibbs are the owners and managing members of Silver Saddle. Athena and Silver Saddle are both involved in the business of acquisition and exploration of mineral resources.

There exists no arrangement or understanding with respect to the resolution of future conflicts of interest. The existence of common ownership and common management could result in significantly different operating results or financial position from those that could have resulted had Athena, Magellan and Silver Saddle been autonomous.

Management Fees

The Company is subject to a month-to-month management agreement with Mr. Power requiring a monthly payment of $2,500 as consideration for the day-to-day management of Athena, $15,000 was recorded as management fees and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Each of the four Board of Directors received a $7,500 annual director’s fee for a total of $30,000.

13

Advances Payable

Mr. Power makes advances to the Company for ordinary business expenses with a balance due as of June 30, 2023 of $58,043.

Note Payable

In January 2023, the Company executed a promissory note with John Gibbs for $25,000 at 6% that is payable on demand. The amount were converted into equity as part of the April 2023 private placement.

Note 7 – Subsequent Events

None

14

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We use the terms “Athena,” “we,” “our,” and “us” to refer to Athena Gold Corporation.

The following discussion and analysis provide information that management believes is relevant for an assessment and understanding of our results of operations and financial condition. This information should be read in conjunction with our audited consolidated financial statements which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our interim unaudited consolidated financial statements and notes thereto included with this report in Part I. Item 1.

Forward-Looking Statements

Some of the information presented in this Form 10-Q constitutes “forward-looking statements”. These forward-looking statements include, but are not limited to, statements that include terms such as “may,” “will,” “intend,” “anticipate,” “estimate,” “expect,” “continue,” “believe,” “plan,” or the like, as well as all statements that are not historical facts. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Although we believe our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from expectations.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Business Overview

Athena Gold Corporation (“we,” “our,” “us,” or “Athena”) is engaged in the acquisition and exploration of mineral resources. We were incorporated in Delaware on December 23, 2003 and began our mining operations in 2010.

In December 2009, we formed and organized a wholly-owned subsidiary, Athena Minerals, Inc. (“Athena Minerals”) which owns and operates mining interests and property in California. On December 31, 2020 we sold the subsidiary to Mr. John Gibbs, a related party, in a non-cash exchange.

The Company’s properties do not have any reserves. The Company plans to conduct exploration programs on these properties with the objective of ascertaining whether any of its properties contain economic concentrations of precious and base metals that are prospective for mining.

Results of Operations for the Three Months Ended June 30, 2023 and 2022

	Three Months Ended
	6/30/23	6/30/22

Operating expenses
Exploration, evaluation and project expenses	$187,429	$113,497
General and administrative expenses	120,993	95,862
Total operating expenses	308,422	209,359

Net operating loss	(308,422)	(209,359)

Revaluation of warrant liability	30,667	(623,776)
Net loss	$(277,755)	$(833,135)

15

Results of Operations for the Six Months Ended June 30, 2023 and 2022

	Six Months Ended
	6/30/23	6/30/22

Operating expenses
Exploration, evaluation and project expenses	$204,197	$306,063
General and administrative expenses	261,457	233,450
Total operating expenses	465,654	539,513

Net operating loss	(465,654)	(539,513)

Revaluation of warrant liability	427,360	(31,678)
Net loss	$(38,294)	$(571,191)

Operating expenses:

For the three months ending June 30, 2023, the Company increased general and administrative expenses by approximately $25,000. The increase was due to the following approximate year over year variances:

Three months ending	6/30/2023	6/30/2022	Variance
Legal and other professional fees	$97,000	$69,000	$28,000
Share based compensation	2,000	12,000	(10,000)
Stock exchange fees and related expenses	15,000	7,000	8,000
Other general expenses	7,000	8,000	(1,000)
Total	$121,000	$96,000	$25,000

For the six months ending June 30, 2023, the Company increased general and administrative expenses by approximately $28,000. The increase was due to the following approximate year over year variances:

Six months ending	6/30/2023	6/30/2022	Variance
Legal and other professional fees	$182,000	$166,000	$16,000
Share based compensation	24,000	24,000	0
Stock exchange fees and related expenses	35,000	33,000	2,000
Other general expenses	20,000	10,000	10,000
Total	$261,000	$233,000	$28,000

•	Legal and other professional fees changed for the three months ending June 30 compared to prior year, resulting from each of the four Board of Directors received a $7,500 annual director’s fee for a total of $30,000.
•	Share based compensation was lower for the three months ending June 30 compared to prior year with the issuance of options in January that were 50% vested on grant date with the remaining share based compensation recognized on a straight line basis for the remaining year until the options are fully vested resulting in $1,658 expense compared to $11,888 SBC expense in 2022. The options issued prior to 2023 have been fully vested.
•	Stock exchange fees and related expenses were higher for the three months ending June 30 compared to prior year due to attending and making a company presentation at a conference in May.
•	Other general expenses were similar to prior year.

16

During the three and six months ended June 30, 2023, we incurred approximately $187,000 and $204,000, respectively of exploration costs, which were costs associated with our RC drill program on our flagship Excelsior Springs project. This is in comparison from the three and six months ended June 30, 2022 of approximately $113,000 and $306,000, respectively.

Other income and expense:

The revaluation of warrant liability for the three and six months ended June 30, 2023 is based on the following warrants that were issued as part of the private placements as detailed in Note 4 to the financial statements.

Warrant date	6/30/2023	3/31/2023	12/31/2022
April 2023	$592,005	$0	$0
October 2022	14,947	14,179	21,266
September 2022	71,399	75,738	115,000
August 2022	136,371	149,951	229,418
April 2022	206,512	180,405	293,698
September 2021	50,783	61,198	115,122
May 2021	100,510	121,656	225,316
Total	$1,172,527	$603,127	$999,820
April 2023 initial valuation	600,067
Revaluation of warrant liability	$427,360	$396,693

Liquidity and Capital Resources

Going Concern

Our consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern.

At June 30, 2023, we had not yet achieved profitable operations and we have accumulated losses of approximately $12,000,000 since our inception. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due.

We have financed our capital requirements primarily through borrowings from related parties and equity financing. We expect to meet our future financing needs and working capital and capital expenditure requirements through additional borrowings and offerings of debt or equity securities, although there can be no assurance that our future financing efforts will be successful. The terms of future financing could be highly dilutive to existing shareholders. Currently, there are no arrangements in place for additional equity funding or new loans.

Liquidity

As of June 30, 2023, we had approximately $317,000 of cash and a positive working capital of approximately $70,000. As of December 31, 2022, we had approximately $15,000 of cash and a negative working capital of approximately $230,000.

17

The Company expects that it will operate at a loss for the foreseeable future and believes the current cash and cash equivalents and working capital will be sufficient for it to maintain its currently held properties, fund its planned exploration, and fund its currently anticipated general and administrative costs for at least the next 12 months from the date of this report.

However, the Company does expect that it will be required to raise additional funds through public or private equity financing in the future in order to continue in business in the future past the immediate 12-month period. Should such financing not be available in that timeframe, the Company will be required to reduce its activities and will not be able to carry out all of its presently planned exploration and, if warranted, development activities on its currently anticipated scheduling.

Cash Flows

A summary of our cash provided by and used in operating, investing and financing activities is as follows:

	Six Months Ended
	6/30/23	6/30/22
Net cash used in operating activities	$(388,127)	$(432,326)
Net cash used in investing activities	0	(3,114)
Net cash provided by financing activities	690,020	394,082
Net increase in cash	301,893	(41,358)
Cash, beginning of period	15,075	72,822
Cash, end of period	$316,968	$31,464

Net cash used in operating activities:

Net cash used in operating activities was approximately $390,000 and approximately $430,000 during the six months ended June 30, 2023 and 2022, respectively.

Cash used in operating activities during the six months ended June 30, 2023, is primarily attributed to the increase in accounts payable and other liabilities.

Net cash provided by financing activities:

Cash provided by financing activities was approximately $690,000 and provided approximately $394,000 during the six months ended June 30, 2023 and 2022, respectively.

During March 2023, the Company executed a promissory note with John Gibbs for $25,000 at 6% that is payable on demand. The note were converted into shares as part of the private placement in April 2023.

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern.

18

Capital Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development and exploration of its mineral properties and to maintain a flexible capital structure, which optimizes the costs of capital to an acceptable risk.

As of June 30, 2023, the capital structure of the Company consists of 150,591,400 shares of common stock, par value $0.0001. The Company manages the capital structure and adjusts it in response to changes in economic conditions, its expected funding requirements, and risk characteristics of the underlying assets. The Company’s funding requirements are based on cash forecasts. In order to maintain or adjust the capital structure, the Company may issue new debt, new shares and/or consider strategic alliances. Management reviews its capital management approach on a regular basis. The Company is not subject to any externally imposed capital requirements.

Off Balance Sheet Arrangements:

We do not have and never had any off-balance sheet arrangements.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the amounts reported in our financial statements. The accounting positions described below are significantly affected by critical accounting estimates.

We believe that the significant estimates, assumptions and judgments used when accounting for items and matters such as capitalized mineral rights, asset valuations, recoverability of assets, asset impairments, taxes, and other provisions were reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Foreign Currency

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. The Company has not entered any contracts to manage foreign exchange risk. The functional currency of the Company is the US dollar; therefore, the Company is exposed to currency risk from financial assets and liabilities denominated in Canadian dollars.

Mineral Rights

We have determined that our mining rights meet the definition of mineral rights, as defined by accounting standards, and are tangible assets. As a result, our direct costs to acquire or lease mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with: leasing or acquiring patented and unpatented mining claims; leasing mining rights including lease signature bonuses, lease rental payments and advance minimum royalty payments; and options to purchase or lease mineral properties.

If we establish proven and probable reserves for a mineral property and establish that the mineral property can be economically developed, mineral rights will be amortized over the estimated useful life of the property following the commencement of commercial production or expensed if it is determined that the mineral property has no future economic value or if the property is sold or abandoned. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Proven and probable reserves have not been established for any mineral rights as of June 30, 2023.

19

Impairment of Long-lived Assets

We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including mineral rights, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Exploration Costs

Mineral exploration costs are expensed as incurred. When it has been determined that it is economically feasible to extract minerals and the permitting process has been initiated, exploration costs incurred to further delineate and develop the property are considered pre-commercial production costs and will be capitalized and included as mine development costs in our consolidated balance sheets.

Share-based Payments

We measure and recognize compensation expense or professional services expense for all share-based payment awards made to employees, directors and non-employee consultants based on estimated fair values. We estimate the fair value of stock options on the date of grant using the Black-Scholes-Merton option pricing model, which includes assumptions for expected dividends, expected share price volatility, risk-free interest rate, and expected life of the options. Our expected volatility assumption is based on our historical weekly closing price of our stock over a period equivalent to the expected life of the options.

We expense share-based compensation, adjusted for estimated forfeitures, using the straight-line method over the vesting term of the award for our employees and directors and over the expected service term for our non-employee consultants. We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from our estimates. Our excess tax benefits, if any, cannot be credited to stockholders’ equity until the deduction reduces cash taxes payable; accordingly, we realized no excess tax benefits during any of the periods presented in the accompanying consolidated financial statements.

Income Taxes

We account for income taxes through the use of the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and for income tax carry-forwards. A valuation allowance is recorded to the extent that we cannot conclude that realization of deferred tax assets is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

We follow a two-step approach to recognizing and measuring tax benefits associated with uncertain tax positions taken, or expected to be taken in a tax return. The first step is to determine if, based on the technical merits, it is more likely than not that the tax position will be sustained upon examination by a taxing authority, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement with a taxing authority. We recognize interest and penalties, if any, related to uncertain tax positions in our provision for income taxes in the consolidated statements of operations. To date, we have not recognized any tax benefits from uncertain tax positions.

20

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures:

Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including the CEO and CFO, as appropriate, to allow timely decisions regarding required disclosures. Our management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which, by their nature, can provide only reasonable assurance regarding management's control objectives.

Our management, with the participation of our CEO and CFO, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were not effective as of such date as a result of a material weakness in our internal control over financial reporting due to lack of segregation of duties, a limited corporate governance structure and insufficient formal management review processes over certain financial and accounting reports as discussed in Item 9A of our Form 10-K for the fiscal year ended December 31, 2022.

While we strive to segregate duties as much as practicable, there is an insufficient volume of transactions at this point in time to justify additional full-time staff. We believe that this is typical in many exploration stage companies. We may not be able to fully remediate the material weakness until we commence mining operations at which time, we would expect to hire more staff. We will continue to monitor and assess the costs and benefits of additional staffing.

Changes in Internal Control over Financial Reporting:

There were no changes in our internal control over financial reporting that occurred during the last fiscal quarter covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

21

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 1A. RISK FACTORS

There have been no material changes from the risk factors disclosed in Part I. Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2022.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

All sales of unregistered securities were reported on Form 8-K during the period.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) or 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) or 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
32	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)**
101.SCH	Inline XBRL Taxonomy Extension Schema Document**
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document**
104	Cover Page Interactive Data File (formatted in IXBRL, and included in exhibit 101).**

____________________
*	Filed herewith
**	Furnished, not filed.

22

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATHENA SILVER CORPORATION

Dated: August 14, 2023	By:	/s/ John C. Power
John C. Power
Chief Executive Officer, President,
Secretary & Director
(Principal Executive Officer)

ATHENA SILVER CORPORATION

Dated: August 14, 2023	By:	/s/ Tyler J. Minnick
Tyler J. Minnick
Chief Financial Officer
(Principal Accounting Officer)

23

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, John C. Power, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Athena Gold Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such internal control over financial reporting to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: August 14, 2023	By:	/s/ John C. Power
John C. Power
Chief Executive Officer, President,
Secretary & Director
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Tyler J. Minnick, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Athena Gold Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such internal control over financial reporting to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: August 14, 2023	By:	/s/ Tyler J. Minnick
Tyler J. Minnick
Chief Financial Officer
(Principal Accounting Officer)

EXHIBIT 32

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), the undersigned officer of Athena Gold Corp. (the “Company”), does hereby certify, that:

The Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (the “Form 10-Q”) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 14, 2023	By:	/s/ John C. Power
John C. Power
Chief Executive Officer, President,
Secretary & Director
(Principal Executive Officer)

Dated: August 14, 2023	By:	/s/ Tyler J. Minnick
Tyler J. Minnick
Chief Financial Officer
(Principal Accounting Officer)